Exhibit 99.2

Unaudited Pro Forma Combined Condensed Financial Information

NBTY, Inc. and its subsidiaries are referred to herein collectively as “we”, “our”, “us”, “NBTY”, or the “Company”.

The following unaudited pro forma combined condensed financial information is based on the historical financial statements of NBTY and Leiner Health Products Inc. (“Leiner”) after giving effect to NBTY’s acquisition of Leiner (“Leiner Acquisition”) and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

On July 14, 2008, NBTY acquired substantially all of the assets of Leiner plus the assumption of certain liabilities for $370.6 million (subject to adjustment based upon finalization of working capital balances acquired at the date of closing). The purchase price was funded with the use of NBTY’s existing $325.0 million revolving credit facility and $45.6 million of cash on hand.  On July 25, 2008 we added a new $300 million five year term loan and amended the terms of our existing revolving credit facility.  The proceeds of the new term loan were used to repay the $325.0 million outstanding under the existing revolving credit agreement plus additional cash on hand of $25.0 million.

The unaudited pro forma combined condensed balance sheet as of March 31, 2008 gives effect to the Leiner Acquisition and related financings as if it had occurred on March 31, 2008.   The unaudited pro forma combined condensed statements of operations for the year ended September 30, 2007 and for the six months ended March 31, 2008 give effect to the Leiner Acquisition and related financing as if it had occurred on October 1, 2006.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Leiner Acquisition had occurred on October 1, 2006 or March 31, 2008, nor is it indicative of future operating results or financial position.  The preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial statements is based upon preliminary estimates.  In addition, the purchase agreement stipulates an adjustment to the purchase price based on the finalization of working capital balance at the date of closing.  Although we believe that the preliminary allocation of the purchase price is reasonable, the finalization of the valuation of the net assets acquired and working capital balance at the date of closing may differ significantly from those presented herein.  These preliminary estimates and assumptions are subject to change during the purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets acquired.  The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of certain restructuring activities which may occur.   No assurances can be made as to the amount of net cost savings, if any, that may be realized.

Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical consolidated financial statements of NBTY included in our annual reports on Form 10-K and quarterly reports on Form 10-Q and Leiner’s historical financial statements included in the exhibits contained in this Form 8-K/A.

NBTY, Inc.

Unaudited Pro Forma Combined Condensed Balance Sheet

March 31, 2008

(in thousands, except per share amounts)

			Pro Forma		Pro Forma
	NBTY	Leiner	Adjustments		Combined
Assets

Current assets:
Cash and cash equivalents	$104,908	$10,264	$(75,979)	A1	$39,193
Investments	24,991	—	—		24,991
Accounts receivable, net	99,725	23,539	—		123,264
Inventories	389,474	118,944	—		508,418
Deferred income taxes	21,855	—	—		21,855
Prepaid expenses and other current assets	49,291	12,404	(3,443)	A2	58,252

Total current assets	690,244	165,151	(79,422)		775,973

Property, plant and equipment, net	321,555	48,816	12,000	A3	382,371
Goodwill	249,811	58,711	9,853	A4	318,375
Other intangible assets, net	154,763	—	88,106	A5	242,869
Other assets	36,674	9,073	1,990	A6	47,737

Total assets	$1,453,047	$281,751	$32,527		$1,767,325

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Current portion of long-term debt and capital leases	$972	$—	$22,500	A7	$23,472
Accounts payable	86,363	16,136	(11,726)	A8	90,773
Accrued expenses and other current liabilities	109,121	3,861	5,641	A9	118,623

Total current liabilities	196,456	19,997	16,415		232,868

Long-term debt, net of current portion	209,164	—	277,500	A7	486,664
Liabilities subject to compromise	—	537,642	(537,642)	A10	—
Deferred income taxes	58,613	—	—		58,613
Other liabilities	11,802	8,655	(8,289)	A11	12,168

Total liabilities	476,035	566,294	(252,016)		790,313

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $.008 par; authorized 175,000 shares; issued and outstanding 61,637 shares at March 31, 2008	493	—	—		493
Capital in excess of par	141,283	19,998	(19,998)	A12	141,283
Retained earnings (Accumulated deficit)	792,226	(308,988)	308,988	A12	792,226
Accumulated other comprehensive income	43,010	4,447	(4,447)	A12	43,010

Total stockholders’ equity (deficit)	977,012	(284,543)	284,543		977,012

Total liabilities and stockholders’ equity	$1,453,047	$281,751	$32,527		$1,767,325

See accompanying notes to unaudited pro forma combined condensed financial statements.

NBTY, Inc.

Unaudited Pro Forma Combined Condensed Statements of Operations

Six Months Ended March 31, 2008

(in thousands, except per share amounts)

			Pro Forma		Pro Forma
	NBTY	Leiner	Adjustments		Combined

Net sales	$1,043,376	$258,588	$(2,563)	A13	$1,299,401

Costs and expenses:
Cost of sales	501,615	233,630	(500)	A14	734,745
Advertising, selling, general and administrative	407,707	71,086	2,383	A15	481,176
Impairment and restructuring charges	—	29,437	—		29,437

	909,322	334,153	1,883		1,245,358

Income (loss) from operations	134,054	(75,565)	(4,446)		54,043

Other income (expense):
Interest	(7,519)	(29,772)	21,255	A16	(16,036)
Miscellaneous, net	8,673	1,714	—		10,387

	1,154	(28,058)	21,255		(5,649)

Income (loss) before income taxes	135,208	(103,623)	16,809		48,394

Provision (benefit) for income taxes	45,160	(1,301)	(26,195)	A17	17,664

Net income (loss)	$90,048	$(102,322)	$43,004		$30,730

Net income (loss) per share:
Basic	$1.37				$0.47
Diluted	$1.34				$0.46

Weighted average common shares outstanding:
Basic	65,510				65,510
Diluted	67,313				67,313

See accompanying notes to unaudited pro forma combined condensed financial statements.

NBTY, Inc.

Unaudited Pro Forma Combined Condensed Statements of Operations

Year Ended September 30, 2007

(in thousands, except per share amounts)

			Pro Forma		Pro Forma
	NBTY	Leiner	Adjustments		Combined

Net sales	$2,014,506	$606,396	$(86,434)	A13	$2,534,468

Costs and expenses:
Cost of sales	966,784	500,126	(22,051)	A14	1,444,859
Advertising, selling, general and administrative	740,121	119,749	4,765	A15	864,635
Impairment and restructuring charges	—	26,534	—		26,534

	1,706,905	646,409	(17,286)		2,336,028

Income (loss) from operations	307,601	(40,013)	(69,148)		198,440

Other income (expense):
Interest	(16,749)	(40,539)	22,208	A16	(35,080)
Miscellaneous, net	13,124	(1,363)	—		11,761

	(3,625)	(41,902)	22,208		(23,319)

Income (loss) before income taxes	303,976	(81,915)	(46,940)		175,121

Provision (benefit) for income taxes	96,044	2,259	(34,384)	A17	63,919

Net income (loss)	$207,932	$(84,174)	$(12,556)		$111,202

Net income per share:
Basic	$3.09				$1.65
Diluted	$3.00				$1.60

Weighted average common shares outstanding:
Basic	67,268				67,268
Diluted	69,404				69,404

See accompanying notes to unaudited pro forma combined condensed financial statements.

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

1.  Basis of Presentation

NBTY, Inc. and its subsidiaries are referred to herein collectively as “we”, “our”, “us”, “NBTY”, or the “Company”.

The unaudited pro forma combined condensed balance sheet as of March 31, 2008, and the unaudited pro forma combined condensed statements of operations for the six months ended March 31, 2008 and the year ended September 30, 2007, are based on the historical financial statements of NBTY, Inc. (“NBTY”) and Leiner Health Products Inc. (“Leiner”) after giving effect to NBTY’s acquisition of Leiner (“Leiner Acquisition”) and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

We account for business combinations pursuant to Financial Accounting Standards Board Statement No. 141, Business Combinations. In accordance with Statement 141, we allocate the purchase price of an acquired company to the net tangible and intangible assets acquired based upon their estimated fair values. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma combined condensed financial statements. These preliminary estimates and assumptions are subject to change during the purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets acquired. In particular, the final valuations of identifiable intangible assets, restructuring activities and property values and associated tax effects may change significantly from our preliminary estimates. In addition, the purchase agreement stipulates an adjustment to the purchase price based on the finalization of working capital balance at the date of closing.  Although we believe that the preliminary allocation of the purchase price is reasonable, the finalization of the valuation of the net assets acquired and working capital balance at the date of closing may differ significantly from those presented herein.

The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Leiner Acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position.  The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of certain integration activities which may occur.  No assurances can be made as to the amount of net cost savings, if any, that may be realized.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of NBTY included in their annual reports on Form 10-K and quarterly reports on Form 10-Q and Leiner’s historical financial statements included in the exhibits contained in this Form 8-K/A.

Accounting periods presented

As a result of different fiscal year ends of NBTY and Leiner, financial information for Leiner has been combined to be consistent with NBTY’s fiscal and quarterly periods in the pro forma financial information. The unaudited pro forma combined condensed balance sheet has been prepared to reflect the acquisition and related financing as if they had occurred on March 31, 2008. The unaudited pro forma combined condensed statements of operations for the year ended September 30, 2007 and for the six months ended March 31, 2008 have been prepared to reflect the acquisition and related financing as if they had occurred on October 1, 2006.

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

The unaudited pro forma combined condensed balance sheet as of March 31, 2008 has been derived by combining the unaudited historical consolidated balance sheet of NBTY as of March 31, 2008 and the audited historical consolidated balance sheet of Leiner as of March 29, 2008.  The unaudited pro forma combined condensed statement of operations for the year ended September 30, 2007 has been derived by combining the audited historical consolidated statement of operations of NBTY for the year ended September 30, 2007 with the unaudited historical consolidated statement of operations of Leiner for the twelve months ended September 29, 2007.  The unaudited historical consolidated statement of operations of Leiner for the twelve months ended September 29, 2007 were derived by taking the historical results of Leiner for the year ended March 31, 2007, subtracting the results of operations for the six months ended September 30, 2006 and adding the results of operations for the six months ended September 29, 2007.  The unaudited pro forma combined condensed statement of operations for the six months ended March 31, 2008 has been derived by combining the unaudited historical consolidated statement of operations of NBTY for the six months ended March 31, 2008 with the unaudited historical consolidated statement of operations of Leiner for the six months ended March 29, 2008.  The unaudited historical consolidated statement of operations of Leiner for the six months ended March 29, 2008 were derived by taking the historical results of Leiner for the year ended March 29, 2008 and subtracting the results of operations for the six months ended September 29, 2007.

Reclassifications

Customer allowances of $4,142 included in accrued expenses in the Leiner historical financial statements have been reclassified as a reduction of accounts receivable in the accompanying pro forma balance sheet to conform to NBTY’s presentation.

Comparability of Results

The historical results of Leiner for the six months ended March 29, 2008 and for the year ended September 29, 2007, include certain non-recurring charges related to Leiner’s bankruptcy reorganization and impairments on the Fort Mill, South Carolina facility.  These non-recurring charges do not relate to the acquisition and were not part of activities that were acquired by NBTY.  The amount of these non-recurring charges, included in the pro forma combined condensed statements of operations, is $15,593 for the six months ended March 31, 2008 and $26,534 for the year ended September 30, 2007.

In addition, the pro forma combined condensed statements of operations do not include certain non-recurring charges directly related to the acquisition and which will impact the statement of operations during the next twelve months.  Specifically, we expect to incur approximately $5,300 (which is in addition to the $5,641 liability recorded in the pro forma combined condensed balance sheet) for additional employee termination costs directly related to the acquisition.  These integration costs are non-recurring and represent future severance amounts due to Leiner employees.

2.  Acquisition of Leiner Health Products, Inc.

On July 14, 2008, we acquired substantially all of the assets of Leiner Health Products Inc. (“Leiner”) plus the assumption of certain liabilities for $370,600 (subject to adjustment based upon finalization of working capital balances acquired at the date of closing). The terms of the Asset Purchase Agreement (the “Agreement”) provide for various working capital adjustments.  The purchase price was funded with the use of NBTY’s existing $325,000 revolving credit facility and $45,600 of cash on hand.  The Company also incurred $2,901 of direct transaction costs for a total purchase price of $373,501.

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

There is no material relationship between NBTY and Leiner other than with respect to the Agreement.

The acquisition, which includes Leiner’s U.S. store brand vitamins, minerals and supplements products and Vita Health Products, Inc., Leiner’s Canadian subsidiary, enhances our leadership position in the wholesale market sector and strengthens our ability to provide continuous product supply to our customers.  Our manufacturing capabilities will be expanded with the addition of four facilities in California, one in North Carolina and one in Canada.

The total purchase price for the Leiner Acquisition was allocated to the net tangible and intangible assets acquired based upon their estimated fair values as set forth below. The excess of the purchase price over the net tangible and intangible assets acquired was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of intangible assets acquired, property values, certain legal matters and goodwill. Our preliminary purchase price allocation is as follows:

Estimated Fair Values as of March 31, 2008
Assets acquired:
Cash and cash equivalents	$10,264
Accounts receivable	23,539
Inventories	118,944
Prepaid expenses and other current assets	8,473
Property, plant, and equipment	60,816
Other assets	9,073
Goodwill	68,564
Intangibles	88,106
Total assets acquired	$387,779

Liabilities assumed:
Accounts payable	$4,410
Accrued expenses and other current liabilities	9,502
Other liabilities	366
Total liabilities assumed	$14,278

$373,501

3.  Acquisition Related Financing

On July 25, 2008, we amended the terms of our existing revolving credit facility to add a new $300,000 five year term loan with an interest rate of LIBOR plus applicable margin.  The proceeds of the new term loan, plus available cash balances, were used to repay the borrowings outstanding under the existing revolving credit agreement.  As of July 25, 2008, no amounts were outstanding under the revolving credit agreement.  The terms and financial covenants of the term loan and amended revolving credit agreement are similar to the prior agreement.  On August 6, 2008, we entered into two interest rate swap transactions, each with a notional amount of $100,000, in order to replace the variable interest rate on the

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

term loan with a fixed rate for $200,000 of the loan.  The interest rate on the new term loan is based upon the fixed interest rate swap transactions entered into for $200,000 and LIBOR plus applicable margin for the remaining $100,000.  The interest rate applied for purposes of the unaudited pro forma combined condensed statements of operations is 6.1%, which is based on a combination of the fixed swap rates and LIBOR plus applicable margin (5.3% in effect through October 29, 2008).

4.  Pro Forma Adjustments

The unaudited pro forma adjustments reflect those matters that are a direct result of the transaction and for the unaudited pro forma condensed consolidated statements of operations, are expected to have continuing impact. The unaudited pro forma adjustments are as follows:

Balance Sheet Adjustments

(A1) To record the following adjustments to cash and cash equivalents:

Initial cash paid for purchase price	$(45,600)
Additional cash paid upon refinancing $325,000 revolver to $300,000 term loan	(25,000)
Direct transaction costs	(2,901)
Deferred financing fees	(2,478)
$(75,979)

(A2) To record the following adjustments to prepaid expenses and other current assets:

To eliminate Leiner deferred financing costs not acquired	$(2,000)
To write-off capitalized spare parts to conform accounting policies	(1,931)
To record the current portion of deferred financing costs	488
$(3,443)

(A3)  To record the estimated increase in fair values of property, plant and equipment as follows:

	Increase in Fair Value	Useful life (years)

Building and improvements	$12,000	20 (straight-line method)
Total property, plant and equipment	$12,000

(A4) To record the following adjustments to goodwill:

Preliminary estimate of goodwill relating to the acquisition	$68,564
Elimination of Leiner’s historical goodwill	(58,711)
$9,853

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

(A5)  To record the estimated fair value of identifiable intangible assets acquired as follows:

	Fair Value	Useful life (years)

Brands	$17,621	20 (straight-line method)
Customer relationships	70,485	20 (straight-line method)
Total intangible assets	$88,106

(A6) To record the non-current portion of deferred financing costs.

(A7) To record the proceeds of the new $300,000 term loan used to repay the borrowings outstanding under the existing revolving credit agreement, which had been used to fund the acquisition.  The current portion of the new term loan is $22,500.

(A8) To eliminate balances and activities not acquired or continuing as follows:

Leiner historical reorganization accrual	$(1,249)
Department of Justice settlement accrual	(10,000)
Promissory note	(477)
$(11,726)

(A9) To record an accrual for employee termination costs related to the acquisition.  These integration costs are non-recurring and represent severance amounts due to Leiner employees at the acquisition date.

(A10) To eliminate balance and activities not acquired or continuing.  Amount represents pre-petition payables relating to the Leiner bankruptcy, which were not assumed by NBTY.

(A11) To eliminate a historical lease impairment liability for the Fort Mill, South Carolina facility.  NBTY did not acquire the Fort Mill facility.

(A12) To eliminate the equity balances of Leiner.

Statement of Operations Adjustments

(A13) To eliminate Leiner historical revenues from sales of over-the-counter (“OTC”) products manufactured and sold in the United States.  The OTC operations in the United States were not acquired by NBTY.

(A14) To record the following adjustments to cost of sales:

NBTY, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share amounts)

	Six months ended	Year ended
	March 31, 2008	September 30, 2007

To eliminate Leiner historical cost of sales from OTC products manufactured and sold in the United States	$(620)	$(22,291)
To record additional depreciation on the increase in estimated fair value of property, plant and equipment	120	240
	$(500)	$(22,051)

(A15) To record the following adjustments to advertising, selling, general and administrative expenses:

	Six months ended	Year ended
	March 31, 2008	September 30, 2007

Amortization of intangibles	$2,203	$4,405
Additional depreciation on fair value adjustment to property, plant and equipment	180	360

	$2,383	$4,765

(A16) To adjust interest expense as follows:

	Six months ended	Year ended
	March 31, 2008	September 30, 2007

Elimination of Leiner interest expense	$29,772	$40,539
Interest expense – New borrowings (a)	(8,273)	(17,843)
Amortization of deferred financing costs (b)	(244)	(488)
	$21,255	$22,208

(a)          To reflect interest on NBTY’s new term loan entered into in connection with the acquisition assuming the new debt was entered into as of October 1, 2006.  The interest rate used for all periods is 6.1%, which is based on a combination of the fixed swap rates and LIBOR plus applicable margin (5.3% in effect through October 29, 2008).

(b)         To reflect amortization of deferred financing fees paid of $2,478 in connection with the new term loan and amended revolving credit agreement.  Deferred finance costs are amortized over five years.

(A17) To record an income tax impact at NBTY’s rate of 36.5% for the six months ended March 31, 2008 and for the year ended September 30, 2007.